Exhibit 99.1

            iParty Corp. Reports Q1 2006 Financial Results

    DEDHAM, Mass.--(BUSINESS WIRE)--May 1, 2006--iParty Corp. (AMEX:
IPT), a party goods retailer that operates 50 iParty retail stores, today reported financial results for its first quarter of fiscal year 2006, which ended on April 1, 2006.
    For the quarter, consolidated revenues were $13.5 million, a 2.9% increase compared to $13.2 million for the first quarter of 2005. The increase in first quarter revenues from the year-ago period was due to sales from five new stores that opened since the end of the first quarter of 2005, as well as sales from one additional store that opened during the first quarter of 2005, partially offset by a 1.4% decrease in comparable store sales. Consolidated gross profit margin was 37.3% for the first quarter compared to a margin of 38.0% for the same period in 2005. Consolidated net loss for the quarter was $2.2 million, or $0.10 per basic and diluted share, compared to consolidated net loss of $1.7 million, or $0.08 per basic and diluted share, in the first quarter of 2005.
    Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, "We are pleased with our overall performance in the first quarter. Our comparable store sales for the quarter decreased by 1.4%, mostly because Easter shifted into the second quarter of 2006 from the first quarter in 2005. Our comparable stores sales were also negatively affected by the fact that the New England Patriots did not participate in the Super Bowl in 2006 as they did in two previous years. This was a significant factor in driving less traffic into the stores in our core market in New England, where 45 of our 50 stores are located, during January and February than during the same period in the previous year. During the quarter, our product margins, as a percentage of sales, were lower than last year primarily due to our new stores, which operate at a higher occupancy cost to sales ratio until they reach maturity. The store payroll costs associated with our new stores also negatively affected our marketing and sales expenses, as a percentage to sales. Ours is a seasonal business and the first quarter is traditionally our slowest. We expect these ratios to improve as we progress through the year."
    "As previously disclosed, our plan for 2006 calls for us to focus on increasing our comparable store sales growth, improving our gross margins, and leveraging our overall cost structure as the 12 new stores we opened over the past two years start to mature. We anticipate that our financial results for the second quarter will start to reflect the progress we've made toward achieving those goals."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of comparable store sales growth, improved gross margins, profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 45 of our 50 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our newly-installed point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and which we are considering replacing in the upcoming twelve months; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs and those of our suppliers, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see
Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2005.


                             iPARTY CORP.
                CONSOLIDATED STATEMENTS OF OPERATIONS


                                               For the three months
                                                       ended
                                             -------------------------
                                             Apr 1, 2006  Mar 26, 2005
                                             ------------ ------------
Revenues                                     $13,545,799  $13,159,763
Operating costs:
  Cost of products sold                        8,498,254    8,165,569
  Marketing and sales                          5,355,098    4,835,847
  General and administrative                   1,693,276    1,800,950
                                             ------------ ------------

Operating loss                                (2,000,829)  (1,642,603)

Interest income                                      256          172
Interest expense                                (157,784)    (102,348)
                                             ------------ ------------

Loss before income taxes                      (2,158,357)  (1,744,779)

Income taxes                                           -            -
                                             ------------ ------------

Net loss                                     $(2,158,357) $(1,744,779)
                                             ============ ============

Loss per share:
  Basic and diluted                               $(0.10)      $(0.08)
                                             ============ ============

Weighted-average shares outstanding:
  Basic and diluted                           22,544,257   22,107,567
                                             ============ ============



                             iPARTY CORP.
                     CONSOLIDATED BALANCE SHEETS

                                             Apr 1, 2006  Dec 31, 2005
                                             ------------ ------------
                   ASSETS
Current assets:
  Cash and cash equivalents                   $1,394,995     $699,194
  Restricted cash                                362,069      651,617
  Accounts receivable                            578,769    1,246,545
  Inventory, net                              13,489,104   13,251,307
  Prepaid expenses and other assets            1,469,459      548,114
                                             ------------ ------------
    Total current assets                      17,294,396   16,396,777
Property and equipment, net                    4,987,880    5,187,099
Other assets                                     140,450      133,200
                                             ------------ ------------
Total assets                                 $22,422,726  $21,717,076
                                             ============ ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $7,109,467   $4,695,094
  Accrued expenses                             2,132,686    2,532,238
  Current portion of capital lease
   obligations                                   459,007      442,358
  Borrowings under line of credit              7,530,809    6,635,874
                                             ------------ ------------
    Total current liabilities                 17,231,969   14,305,564

Long-term liabilities:
  Capital lease obligations, net of current
   portion                                       296,202      426,995
  Other liabilities                              728,538      669,003
                                             ------------ ------------
    Total long-term liabilities                1,024,740    1,095,998

Commitments and contingencies

  Convertible preferred stock                 13,808,650   13,816,101
  Common stock                                    22,547       22,537
  Additional paid-in capital                  50,987,957   50,971,656
  Accumulated deficit                        (60,653,137) (58,494,780)
                                             ------------ ------------
    Total stockholders' equity                 4,166,017    6,315,514
                                             ------------ ------------

Total liabilities and stockholders' equity   $22,422,726  $21,717,076
                                             ============ ============




    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717
             pfarrell@iparty.com